GEOTRONICS SURVEY LTD.
6204 - 125th Street
Surrey, B.C.
V3X 2E1
Canada

October 27, 2005

Consent of Expert

U.S. Securities and Exchange Commission
One Station Place
100 F Street NE
Washington, B.C. 20549

Dear Sir/Madam:

Re: Trend Technology Corporation (the “Company”)

I have reviewed the section entitled “Results of Phase 2 Exploration” contained in the Form 10-SB registration statement (the “Form 10-SB”) (SEC File No. 000-50978) filed by the Company. I consent to the use of information provided by me to the Company which is contained in the Company’s Form 10-SB and any amendments thereto. I consent to the reference to my name in the Form 10-SB and any amendments thereto.

Yours truly,

Geotronics Survey Ltd.

Per: /s/David Mark
David Mark,
Geophysicist